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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Premier Selected Financial Data" in the Registration Statement (Form S-4) and related Prospectus of Premier Laser Systems, Inc. for the registration of 1,500,000 shares of its Class A Common Stock and options to purchase 165,250 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated May 1, 1997, with respect to the consolidated financial statements and schedule of Premier Laser Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Orange County, California
June 17, 1997